Exhibit 99.1

Faraday Future Announces FX’s First Class AI-MPV Product Strategy and Planned Product—FX Super One, Giving FX Business Strategy Updates From Las Vegas

●	FX camouflaged prototype mules shown for the first time to the public in Las Vegas, NV, as the Company outlined its product development and U.S. regulatory testing phase for the FX product lineup.

●	The first planned FX models include the first U.S. AI-MPV product—the Super One, the FX 5 (expected price range of $20,000-$30,000), and FX 6 (expected price range of $30,000-$50,000), which could offer two types of powertrains: range-extended AIEV and battery-electric AIEV, with a targeted initial roll-off the line for at least one model by the end of 2025.

●	The Company also showed a teaser shot of the FX 6 prototype mule, with an update planned for March 2025.

●	In Q2 of this year, the Company expects to host the initial product launch for FX Super One.

●	The new FX logo, which was also revealed in Las Vegas, exemplifies FF’s empowerment of FX while distinguishing it from FF with its focus on the mass market.

Las Vegas, NV (Jan. 8, 2025) -- Faraday Future Intelligent Electric Inc. (Nasdaq: FFIE) (“FF”, “Faraday Future”, or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced updated developments via a video presentation for its Faraday X (FX), brand including new product details that have developed since the FX brand launch on September 19, 2024. An all-new logo, which will represent the FX brand moving forward, was also revealed. FX, heralding a new chapter in the Company's growth strategy, will target the mass market segment with three planned models: an AI-MPV product—named the Super One, and the previously announced FX 5, with a price target between $20,000-$30,000, and the FX 6, with a price target between $30,000-$50,000. FX models could potentially offer two types of powertrains: range-extended AIEV and battery-electric AIEV, with a targeted initial roll off the line for at least one model by the end of 2025, subject to securing necessary funding and agreements.

The FX brand update video can be viewed here:

https://www.youtube.com/watch?v=1siLodPBA7g

FX Strategy to Seize “Four Blue Ocean Markets” Opportunities in the U.S. AIEV Market

The FX brand ushers a new chapter for the Company by aiming to fill the huge gaps in the U.S. AIEV market. With an asset-light operational model, FX could achieve its goals in a relatively short time frame and relatively low development cost by bringing in a series of well-established products and have a robust U.S. manufacturing capability, targeting a price range that many EV manufacturers do not cover in the U.S. market, which has several millions of vehicles sold per year. The Company believes there are significant gaps in the U.S. AIEV market that AI-MPVs and the FX 5 and FX 6 can fill.

Together, the FF and FX brands could create synergies by mutual empowerment, driving greater impact in the marketplace. Since the Company launched the FX strategy on September 19 last year, the overall FX strategy has become better understood by FF’s potential partners, investors and the industry. Ultimately, the FX strategy is to promptly seize the four historic blue ocean opportunities in the U.S. with potential partners.

The four blue ocean markets identified by FX are:

●	Range extended vehicles, being brought to market largely due to lack of infrastructure.

●	Intelligent vehicles, vehicles defined as your mobile living space.

●	Great AIEV products under $40,000.

●	Luxury AI-MPVs, a new product category in the U.S. market.

For these blue ocean markets, there are great opportunities for FX. FX intends to leverage its product and technical expertise on AI, Software and Internet Applications, especially with the product excellence of 3rd aiSpace and FF aiDriving of the FF 91. FX will seek to collaborate with OEM and supplier partners on mechanical expertise and global supply chain with high quality and lower cost. FF’s existing knowledge and practice on the U.S. supply chain base, regulatory and certification, production at its Hanford ieFactory, and innovative sales and aftersales capabilities will be key elements for execution success.

FX Super One: The first-ever First Class AI-MPV in the U.S., targeted to be a top mobility choice for visionaries and their families and fill a market gap

FX has made incredible strides in recent months. Beyond the two initial prototype development mules arriving, the Company has also secured $60 million through two rounds of financing commitments since September 2024, helping support the execution of the FX strategy.  Now, the Company officially introduces FX’s first planned AI-MPV product—the FX Super One.

With a slogan of “AI First Class for the Visionary and Family”, the FX Super One stands for First Class, Super AI, and Super Ability for Visionaries and Family. This vehicle not only defines a new market category—the First Class AI-MPV—but also fills a structural gap in the U.S. market, transforming mobility demands and experiences. This would be the first-ever First Class AI-MPV in the U.S.

This groundbreaking vehicle will meet the dynamic and diverse needs of visionaries and their families, combining versatility with unparalleled experience. It is set to break and bridge the boundaries of mobility experience, bringing users an unprecedented first-class AI mobility journey.

FX Super One is designed to cater to both leaders and visionary groups, represented by celebrities, stars, and high-profile business professionals across various industries, also as a top mobility choice for their families. It merges personal use and family needs. The FX Super One stands out for its unique ability to seamlessly integrate these diverse mobility and lifestyle needs, redefining mobility by delivering unparalleled First Class AI-MPV experience with versatile applications.

The FX Super One would bring exceptional product power and an extreme price-performance ratio, targeting the untapped First Class AI-MPV market in the U.S. This unique combination positions the FX Super One to have a commanding presence both within its own market segment and across categories. By providing users with a private and exclusive First Class AI-MPV that delivers “Twice the Performance at Half the Price,” the FX Super One redefines personalized luxury and could become a breakout success in the U.S. auto market.

For the U.S. AIEV industry, FX Super One creates an entirely new category with unparalleled user value, filling structural market gaps. By boosting the entire industrial and value chain, it aims to act as a catalyst for the U.S. AIEV sector.

Targeting to share more progress of FX 6 in March and roll off the first vehicle in 2025

The FX Series 5 and Series 6 products are also planned. The FX 5, a large-space sporty AIEV with an expected price range between $20,000 and $30,000, targeting the mainstream market. And the FX 6, an extra-large luxury AIEV with an expected price range between $30,000 and $50,000, targeting families. The Company also showed a teaser shot of the FX 6 prototype, with more progress to be shared in March. The FX 5 and FX 6 models could offer two types of powertrains: range-extended AIEV and battery-electric AIEV.

Subject to securing necessary funding and necessary agreements with potential partners, FX is targeting the end of 2025 for the first vehicle to roll off the line. Together with potential partners, the Company will work tirelessly to achieve this goal.

FX intends to introduce an innovative approach with light assets, light marketing, light sales and co-creation. This includes building a fully online direct sales ecosystem that includes user acquisition and user management.

The Company welcomed the first two FX prototype mules to its Los Angeles headquarters, which were then sent to Las Vegas to support the Company’s FX update that ran in parallel with the Consumer Electronics Show (CES). The next steps for FX includes a pilot build at the Hanford facility to allow more test and development work to occur, upgrading the Hanford plant to accommodate FX series production, and conducting early certification and regulatory-related tests, as well as preparation for road tests for durability, and ride and handling purposes. Sourcing and supplier confirmation are planned as well.

FX Super One is gearing up for comprehensive testing and modified part development. Invitations will soon be extended to Visionary and Family Co-Creation Officers to join the journey. In this second quarter of 2025, the Company expects to host the product launch and share more details.

“2025 will be a year for working hard, working smart with laser focus and ultimately prosperity for FX and FF. FF has made it so far, with the never give up and fighting spirit, as well as the great progress of FX so far, we believe 2025 will be the starting point for FF’s 2nd curve,” said Xiao (Max) Ma, Global CEO of Faraday X. “We also expect to make tangible progress on FX product development, testing and validation, supply chain enhancement and manufacturing preparedness towards securing the first FX vehicle pre-production model off the line by the end of this year.”

FX Logo: A Design that Blends Inheritance and Innovation

Last October, FF kicked off a nearly month-long global design contest for the FX logo, receiving 532 submissions from 129 “Futurist fans.” Today we announced a new symbol, resembling the mathematical infinity sign, and presented in a horizontal “8” shape, as the brand logo for FX.

This design takes the two lines from the FF apex positioning, shifts them downward, and recombines them to form a horizontal figure eight—reminiscent of a Möbius strip and the infinity symbol in mathematics. Combined with the formula Y=f(x), it conveys how FF and FX empower each other, driving the result Y toward infinity. The new logo represents FF’s empowerment of FX while distinguishing it from FF—indicating FX’s focus on the broader mass market. The two blocks forming the logo also represent how FX collaborates with a range of partners to achieve shared success.

The first-place winner in the design contest will receive an FX co-creation contract valued at $30,000. Fifteen additional winners will receive an FX brand merchandise package. Furthermore, all U.S. participants who successfully submitted a qualified design will receive a $100 voucher that can be used toward reserving an FX vehicle.

ABOUT FARADAY FUTURE

Faraday Future is the pioneer of the Ultimate AI TechLuxury ultra spire market in the intelligent EV era, and the disruptor of the traditional ultra-luxury car civilization epitomized by Ferrari and Maybach. FF is not just an EV Company, but also a software-driven intelligent internet Company. Ultimately FF aims to become a User Company by offering a shared intelligent mobility ecosystem. FF remains dedicated to advancing electric vehicle technology to meet the evolving needs and preferences of users worldwide, driven by a pursuit of intelligent and AI-driven mobility.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding a second brand (FX) and the Global Automotive Industry Bridge Strategy, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s Global Automotive Industry Bridge Strategy, which is subject to numerous risks and uncertainties; the Company's ability to secure necessary agreements to produce FX vehicles in the U.S., the Middle East, or elsewhere, none of which have been secured; the Company's ability to homologate any FX vehicle for sale in the U.S., the Middle East, or elsewhere; the Company's ability to secure necessary permits at its Hanford, CA production facility; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company's ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company's control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company's operations in China; the success of the Company's remedial measures taken in response to the Special Committee findings; the Company ’s dependence on its suppliers and contract manufacturer; the Company's ability to develop and protect its technologies; the Company's ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors, and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on May 28, 2024, as amended on May 30, 2024, and June 24, 2024, as updated by the “Risk Factors” section of the Company’s first quarter 2024 Form 10-Q filed with the SEC on July 30, 2024, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com

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